   As filed with the Securities and Exchange Commission on December 13, 2001
                                                   Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             CONSTELLATION 3D, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                           13-4064492
---------------------------------                        ----------------------
 (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                          Identification Number)


                               805 Third Avenue
                                 14/th/ Floor
                           New York, New York 10022
                                (212) 308-3572
                  -------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                              Craig Weiner, Esq.
                            Constellation 3D, Inc.
                        805 Third Avenue, 14/th/ Floor
                           New York, New York 10022
                                (212) 308-3572
                  -------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                          __________________________

                                  Copies to:

                             David E. Wells, Esq.
                               Baker & McKenzie
                             1200 Brickell Avenue
                             Miami, Florida 33131
                           Telephone: (305) 789-8900

================================================================================

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                              Proposed maximum     Proposed maximum
          Title of each class of              Amount to be     offering price     aggregate offering       Amount of
        securities to be registered            registered       per unit (7)            price           registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share (1)     28,712,312              $0.90        $25,841,080.80           $6,176.02
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
 issuable upon the exercise of the Amended
 and Restated Common Stock Adjustment
 Warrant dated August 16, 2001(2)                    785,714              $0.90        $   707,142.60           $  169.00
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
 issuable upon the conversion of the 5%
 Convertible Debenture dated October 19,
 2001 (3)                                          1,174,674              $0.90        $ 1,057,206.60           $  252.67
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
 issuable upon the exercise of common
 stock purchase warrants (4)                       1,785,043              $0.90        $ 1,606,538.70           $  383.96
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.00001 per share,
 issuable upon the conversion of the 5%
 Senior Secured Convertible Debenture
 dated October 1, 2001 (5)                           833,333              $0.90        $   749,999.70           $  187.50
=========================================================================================================================

(1) Such figure includes: (a) 26,089,283 shares of our common stock owned by TIC Target Invest Consulting, LLC (TIC); (b) 1,120,723 shares of our common stock owned by Halifax Fund L.P. ("Halifax"); (c) 714,286 shares of our common stock owned by The Gleneagles Fund Company II ("Gleneagles"); (d) 280,000 shares of our common stock owned by Plasmon PLC ("Plasmon"); (e) 207,143 shares of our common stock owned by Collin Smith International Corp. ("Collin Smith"); (f) 150,877 shares of our common stock owned by Latham & Watkins; and (g) 150,000 shares of our common stock owned by Ashton Holdings, LLC.

(2) Such figure includes 785,714 shares of our common stock issuable to Gleneagles upon the exercise of an Amended and Restated Common Stock Adjustment Warrant.

(3) We are registering: (a) 1,174,674 shares of our common stock issuable to DeAM Convertible Arbitrage Limited ("DeAm") upon the conversion of a 5% Convertible Debenture in the aggregate principal amount of $1,000,000; and
     (b) such additional shares of our common stock underlying the 5% Convertible Debenture to cover any adjustments resulting from the operation of anti-dilution provisions in the 5% Convertible Debenture.

(4) We are registering: (a) 717,525 shares of our common stock issuable to Blank Rome Comisky & McCauley LLP ("Blank Rome") upon the exercise of a warrant; (b) 500,000 shares of our common stock issuable to Sands Brothers Venture Capital, LLC ("Sands Brothers") upon the exercise of a common stock purchase warrant; (c) 458,113 shares of our common stock issuable to DeAm upon the exercise of a common stock purchase warrant and such other shares of our common stock to cover any adjustments resulting from the operation of anti-dilution provisions in the DeAm warrant; (d) 57,405 shares of our common stock issuable to Focus Partners LLC ("Focus Partners") upon the exercise of a common stock purchase warrant; and (e) 52,000 shares of our common stock issuable to Gleneagles upon the exercise of a common stock purchase warrant.

(5) Such figure includes: (a) 833,333 shares of our common stock issuable to Halifax upon the conversion of a 5% Senior Secured Convertible Debenture in the aggregate principal amount of $5,000,000; and (b) such additional shares of our common stock underlying the 5% Senior Secured Convertible Debenture to cover any adjustments resulting from the operation of anti-dilution provisions in the 5% Senior Secured Convertible Debenture.

(6) In accordance with Rule 416 under the Securities Act, this prospectus also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the common stock as quoted on the Nasdaq National Market on December 7, 2001.

                            -----------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                Subject to Completion, Dated December 13, 2001

                                  PROSPECTUS

                                    [LOGO]

                            CONSTELLATION 3D, INC.
                       33,291,076 Shares of Common Stock

     This prospectus relates to the resale from time to time of up to 33,291,076 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" on page 15 of this prospectus. The shares of common stock that may be offered pursuant to this Registration Statement consist of the following:

- 26,089,283 shares of our common stock owned by TIC Target Invest Consulting, LLC ("TIC"), which shares were acquired by TIC in a private transaction with Constellation 3D Technology Limited in November, 2001;

- 1,174,674 shares of our common stock issuable to DeAM Convertible Arbitrage Limited ("DeAm") upon the conversion of a 5% Convertible Debenture in the aggregate principal amount of $1,000,000, which debenture has a conversion price of $0.8513 per share (subject to further adjustment), has a maturity date of October 1, 2006, and was issued to DeAm in a private transaction on October 19, 2001;

- 1,120,723 shares of our common stock issued to Halifax Fund L.P. ("Halifax"), in a private transaction pursuant to an Exchange Agreement dated as of October 1, 2001;

- 833,333 shares of our common stock issuable to Halifax upon the conversion of a 5% Senior Secured Convertible Debenture in the aggregate principal amount of $5,000,000, which debenture has a conversion price of $6.00 per share (subject to further adjustment), has a maturity date of October 1, 2006, and was issued to Halifax in a private transaction on October 1, 2001;

- 785,714 shares of our common stock issuable to The Gleneagles Fund Company II ("Gleneagles") upon the exercise of an Amended and Restated Common Stock Adjustment Warrant, which warrant is exercisable until August 16, 2006, has no exercise price and was originally issued in a private transaction on August 16, 2001;

- 714,286 shares of our common stock issued to Gleneagles in a private transaction pursuant to an Amended and Restated Common Stock Purchase Agreement dated August 16, 2001;

- 717,525 shares of our common stock issuable to Blank Rome Comisky & McCauley LLP ("Blank Rome") upon the exercise of a warrant, which warrant will be issued in a private transaction pursuant to the terms of a Securities Purchase Agreement dated as of November 19, 2001, will be exercisable for a period of ten years following its issuance and will have an exercise price of $0.001 per share;

- 500,000 shares of our common stock issuable to Sands Brothers Venture Capital, LLC ("Sands Brothers") upon the exercise of a common stock purchase warrant, which warrant is exercisable until September 24, 2004, has an exercise price of $1.50 per share, and was issued to Sands Brothers in a private transaction on October 16, 2001;

- 458,113 shares of our common stock issuable to DeAm upon the exercise of a common stock purchase warrant, which warrant is exercisable until October 19, 2006, has an exercise price of $0.8513 per share, and was issued to DeAm in a private transaction on October 19, 2001;

- 280,000 shares of our common stock issued to Plasmon PLC in a private transaction pursuant to a Settlement and Release Agreement dated November 30, 2001;

- 207,143 shares of our common stock issued to Collin Smith International Corp. ("Collin Smith") in a private transaction pursuant to a common stock purchase warrant issued in connection with that certain Settlement and Release Agreement dated September 10, 2001;

- 150,877 shares of our common stock issued to Latham & Watkins in a private transaction pursuant to a Securities Purchase Agreement dated November 19, 2001;

- 150,000 shares of our common stock purchased by Ashton Holdings, LLC in a private transaction on November 19, 2001.

- 57,405 shares of our common stock issuable to Focus Partners LLC ("Focus Partners") upon the exercise of a common stock purchase warrant, which is exercisable until December 1, 2004, has an exercise price of $0.0001 per share, and was issued to Focus Partners in a private transaction pursuant to a Settlement and Release Agreement dated as of November 19, 2001; and

- 52,000 shares of our common stock issuable to Gleneagles upon the exercise of a common stock purchase warrant, which warrant is exercisable until August 13, 2006, has an exercise price of $3.31896 per share, and was issued to Gleneagles in a private transaction dated August 13, 2001.

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Upon exercise of the common stock purchase warrants or the conversion of convertible securities, however, we will receive the exercise price, if any, of the common stock purchase warrants or the
convertible securities tendered for conversion, respectively.   This offering is
being made to fulfill our contractual obligation to all of the selling stockholders to register certain shares of our common stock held by them or common stock underlying other securities.

     Our common stock is traded on the Nasdaq National Market under the symbol "CDDD." On December 11, 2001, the last sales price of our common stock as reported on the Nasdaq National Market was $0.90 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.
                           ________________________

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

                       ________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is  __, 2001.

     You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front page of the documents.


                               TABLE OF CONTENTS


                                                         Page
                                                         ----
PROSPECTUS SUMMARY.....................................    2
RISK FACTORS...........................................    4
FORWARD LOOKING STATEMENTS.............................   14
USE OF PROCEEDS........................................   15
SELLING STOCKHOLDERS...................................   15
PLAN OF DISTRIBUTION...................................   18
DESCRIPTION OF OUR SECURITIES..........................   21
LEGAL MATTERS..........................................   23
EXPERTS................................................   23
WHERE YOU CAN FIND MORE INFORMATION....................   23

                              PROSPECTUS SUMMARY

     Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision.

                            Constellation 3D, Inc.

     We are a development stage company engaged in a research and development program to launch the mass-market production of a technology called Fluorescent Memory Technology (also known as Fluorescent Media Disc and Florescent Memory Card Technology, FMD and FMC Technology, FMD/C Technology and by other substantially similar names).

     Our mission is to develop state-of-the-art technologies and products to serve the growing data storage needs of customers in government, business, education and consumer segments through continuous research and product innovation. By providing new data storage solutions to our customers through joint ventures, strategic alliances, and licensing agreements, we intend to have a substantial presence in the removable data storage market.

     Our technology focuses upon the concept of the volumetric storage of information. FMD Technology records data on multiple layers located inside a disk or a card, as opposed to the single or double layer method available in compact discs and DVDs. The recording, reading and storing of the information uses fluorescent materials embedded in pits and grooves in each of the layers.

     Our research has determined that these fluorescent multilayer disks and cards furnish the user with considerably improved capacity and deliver substantial performance advantages when compared to the CDs and DVDs currently produced.

     As a research and development company, we have no revenue history and have therefore not achieved profitability. We expect to continue to incur operating losses for the foreseeable future. We incurred a net loss of $16,085,330 for the nine months ended September 30, 2001, and to date have an accumulated deficit of $47,163,869. We have never generated any revenues or profits, and there is no assurance that, in the future, we will be profitable on a quarterly or annual basis.

     We have relatively significant operating capital needs and only limited capital resources. If we are unable to secure additional sources of capital within 60 days, we will need to substantially curtail our current levels of research and development efforts. We cannot assure you that additional financing will be obtained or that it will be sufficient to finance the complete cost of our research and development. We will require additional funds before we can achieve positive cash flow from operations.

     We are an international enterprise headquartered in New York, New York with research and development operations in Israel, Russia and the Ukraine. As of the date of this prospectus, we had 15 full-time employees working as executives, managers and sales and administrative staff in the United States and we had, 20, 25 and 25 employees working as executives and research scientists in our research and development facilities in Israel, Russia and the Ukraine, respectively.

     Our administrative offices, including the primary office of our chief executive officer and legal department, are currently located in our leased office space in New York, New York. We also lease three properties in Israel where we conduct research and development activities. In Russia, we lease two sets of facilities primarily to conduct research and development.

     We were originally incorporated in Florida in 1995. On February 6, 2001, we moved our domicile of incorporation to Delaware. Our principal executive offices are located at 805 Third Avenue, 14/th/ Floor, New York, NY 10022, and our telephone number is (212) 308-3572.

                                  RISK FACTORS

     Our prospects are subject to certain risks and uncertainties. In considering whether to acquire our common stock, you should carefully consider the risk factors described below. You should consider these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information," before you decide to purchase shares of our common stock.

     The following risks and uncertainties are not the only ones we face. Risks and uncertainties which either we do not know about or we currently believe are immaterial may also materially impair our business operations. If any of the following risks occur, our business, results of operations, financial position or cash flows, could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

                            BUSINESS RELATED RISKS

We have no history of revenue, and expect to continue to incur operating losses until such time as our first generation products achieve commercial acceptance.

     As a research and development company, we have no revenue history and therefore we have not achieved profitability. We expect to continue to incur operating losses for the foreseeable future. We have a cumulative deficit since inception through September 30, 2001 of $47,163,869. We incurred a net loss of $16,085,330 for the nine months ended September 30, 2001, $20,247,205 for the year ended December 31, 2000, and $4,866,687 for the year ended December 31, 1999. We have never generated any revenues or profits, and there is no assurance that, in the future, we will be profitable on a quarterly or annual basis. We anticipate that we will continue to incur losses until, at the earliest, our first generation of products achieve commercial acceptance and we generate enough revenue from the sale or licensing of our products to offset our operating costs.

We will need to raise additional capital to sustain operations.

     We have relatively significant operating capital needs and only limited capital resources. As of December 7, 2001, we had approximately $400,000 of cash and as of September 30, 2001, we had a working capital deficit of $5,378,734. If we are unable to secure additional sources of capital within 60 days, we will need to substantially curtail our level of research and development efforts and other activities. We anticipate that we will require substantial additional financing to fund our working capital requirements. There can be no assurance, however, that additional funding will be available or, if available, that it will be available on terms acceptable to us. There can be no assurance that we will be able to raise additional cash if our cash resources are exhausted. Our ability to arrange such financing in the future will depend, in part, upon the prevailing capital market conditions as well as our business performance.

     We cannot assure you that any revenues generated in the future, if any, will be sufficient to finance the complete cost of our research and development. We will require additional funds before we achieve positive cash flow from operations. Our future capital requirements and profitability depend on many factors, such as the timely success of product development projects, the timeliness and success of joint venture and corporate alliance strategies and our marketing efforts. We are actively in the process of raising additional capital. Terms on which we may raise additional capital may include restrictions that could make payments of existing debts difficult, create difficulties in obtaining future financings, limit our options for changing the business and cause substantial cash flow problems. Any additional stock or convertible debt financing which we obtain, if any, could result in substantial dilution to stockholders.

We have limited capital resources.

     Aside from our existing cash reserves, we do not have any significant capital resources. Although we have not utilized all of our principal availability under a $6,000,000 line of credit with our majority stockholder, Constellation 3D Technology Limited (" Con Tech"), the line of credit is scheduled to expire on December 31, 2001.

We cannot assure you that we will receive future funding pursuant to the Company Loan Agreement.

     As of November 17, 2001, we entered into a loan agreement (the "Company Loan Agreement") with Con Tech. Pursuant to the Company Loan Agreement, Con Tech is required to loan us $15 million by approximately December 31, 2001, subject to certain conditions. Con Tech also has the right to loan us up to an additional $5 million at any time prior to November 16, 2002. The Note (the "Note") issued pursuant to the Company Loan Agreement will bear interest at a rate of 8% per annum, which interest compounds annually and is payable upon the conversion or maturity of the Note. We project that if $15 million of the loan is funded, we will receive net proceeds of approximately $12.4 million, net of investment banking, legal and other fees of $1.3 million and a security deposit of $1.3 million.

     Con Tech's obligation to fund the Company Loan Agreement is subject to certain conditions, including, but not limited to the following: funding under the TIC Loan Agreement (as defined below) and customary closing conditions. Although we anticipate that TIC, Con Tech and we will meet our respective obligations under the Company Loan Agreement and the TIC Loan Agreement, there can be no assurances that we will receive funds pursuant to the Company Loan Agreement. If the we do not receive the funds pursuant to the Company Loan Agreement, and if we are unable to secure alternative sources of capital within 60 days, we will need to substantially curtail our current levels of research and development efforts and other activities.

Our existing contractual agreements may restrict our ability to secure capital in the future.

     We have entered into a number of agreements that may limit our financial flexibility and ability to raise additional capital on acceptable terms. We have entered into a number of agreements, including certain notes and debentures that contain contractual restrictions on our ability to issue certain forms of debt and/or engage in certain corporate transactions without the consent of the holders of the notes and debentures. Similarly, pursuant to a security holders agreement and subject to the funding of the Company Loan Agreement, we have agreed not to engage in certain corporate transactions without the consent of a majority of our independent directors. We have already granted a security interest in all of our assets and we have issued a number of securities including warrants, notes and debentures, that contain anti-dilution provisions.

Our limited operating history makes it difficult to evaluate our business.

     We have not yet generated any revenues from the sale of products. All of our products are still in the development stage. We do not anticipate generating material revenue from the sale of products until the end of 2002, if ever. Accordingly, there are no meaningful period-to-period comparisons of our operating results from which to evaluate our performance. The lack of performance history of our products, our limited forecasting experience and processes and the emerging nature of our target markets makes forecasting our future sales and operating results difficult.

Our products are still in the development stage and have not yet gained commercial acceptance.

     The technology being developed by us is new and unproven, and will require further research and development. There is a risk that we may not be able to transform the technology that we are developing into a revenue generating or commercially profitable product. The market for our products is characterized by rapidly changing technologies. To compete effectively, we must accurately anticipate the needs of our customers and provide on a timely basis that best products and solutions to meet those needs. Development of new technologies involves time and substantial costs and other competitors may implement new technologies before we do, allowing them to provide more attractively priced or enhanced products and solutions, or better quality products or solutions than we provide. The new technologies on which we choose to concentrate may not prove to be the most appropriate to meet market demands, may not achieve customer acceptance, or may not prove to be fully compatible with the technologies of the customer base or with those of other product and service providers. There can be no assurance that the products, solutions and standards that we hope to market will be accepted or adopted by the market.

We may not be able to successfully develop strategic alliances, joint ventures and licensing arrangements with established companies.

     We have continued to focus on developing strategic alliances, joint ventures and licensing agreements with established companies in the data storage industry. In addition to discussions with a number of potential strategic partners, joint venture partners and licensees, on July 13, 2001 we entered into a non-binding co-development agreement with Warner Advanced Manufacturing Operations ("WAMO"), a business unit of AOL Time Warner, with respect to the co-development of read only memory fluorescent multi-layer media. We have also entered into a letter of intent, dated July 17, 2001, with Profilo Telr@ ("Profilo") with respect to the co-development of devices that incorporate the Company's FMD Technologies. We believe that WAMO is one of the leading worldwide manufacturers of compact/digital video discs and Profilo is one of Europe's largest consumer electronics manufacturing companies. Since the signing of the non-binding co-development agreement and the letter of intent, we have undertaken certain co-development efforts with WAMO and Profilo, including the identification of certain technology modifications that will be required to develop a cost effective product for commercial use. Although the co-development agreement and the letter of intent provide each party to the agreement a high degree of latitude to effectively discontinue collaborative efforts, and although the co-development agreement and the letter of intent do not definitely address certain material issues, we believe our ability to attract the attention, although arguably limited, of WAMO and Profilo is important. We can not assure investors that our relationship with WAMO and Profilo will continue or progress or, if it terminates, that we will be able to attract the attention of another leading developer and/or licensee of removable data storage products and/or technology. We believe our relationship with any strategic partner, joint venture partner or licensee, will be very important to our long term success. Even if we are successful at initiating relationships with established data storage companies, there can be no assurance that such relationships will ever materialize into or be significant sources of revenue or profitability. We also face the risk that we may choose the wrong strategic partner, joint venture partner or licensing customer and be precluded by contract or otherwise from working with a partner that becomes a successful market participant.

We may require additional technology in order to successfully develop and license our technology.

     We believe that we have developed a substantial amount of technology for our products. However, we need to develop or acquire some additional technology in order to produce products that are ready for commercial sale or licensing. If we cannot develop the additional technology that we need in order to be able to sell the products, we may have to purchase technology from others. We cannot promise or accurately forecast whether we will succeed in performing these acquisitions.

We depend upon certain key personnel, and could become unable to maintain or attract, knowledgeable and experienced personnel vital to our financial success.

     In order to succeed, we depend upon our ability to attract and retain highly qualified technical and management personnel, including experts in the field of data storage technology and the sciences underlying such technology.
We cannot assure you that we will be able to attract and retain the qualified personnel we need for the business. We have also identified three of our current technical employees as key personnel. Should any of these key employees leave the Company, our research and development efforts and capabilities might be adversely impacted. A departure by any of these key employees could delay our ability to successfully market or bring our products to market. These individuals and other technical personnel are in high demand and are often subject to competing offers. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We do not currently maintain "key man" insurance for any personnel. We have attempted to retain our key personnel, by providing them with attractive incentive packages, which include competitive salaries and stock
option grants.   However, we cannot assure you that these incentives will
guarantee retention of our key employees.

We cannot assure you that we will successfully protect our Fluorescent Memory Technology and enforce our intellectual property rights.

     Although we predominantly rely upon patent laws, we also rely on trade secret, trademark, copyright and other intellectual property laws to protect our Fluorescent Memory Technology. While we intend to vigorously enforce our intellectual property rights, we cannot assure you that the steps taken to protect the Fluorescent Memory Technology and to enforce the rights will be successful. We currently hold eight U.S. patents, more than eighty-one U.S. and foreign regular patent applications, twenty pending U.S. provisional patent applications, and thirteen international patent applications pursuant to the Patent Cooperation Treaty (PCT). We cannot assure you that we will timely exercise the right to convert provisional or PCT patent applications into U.S. or foreign patent applications or that patent authorities will issue patents based on patent applications now pending or expected to be filed.

     We expect to develop trade secrets and may seek patent or copyright protection for trade secrets. We cannot assure you that we will develop trade secrets or seek patent or copyright protection for any or all of them. We have entered into and intend to enter into confidentiality and non-disclosure agreements to protect one or more trade secrets which we or our employees or independent contractors may develop, but we cannot assure you that we will do so or that the appropriate parties will maintain the confidentiality necessary to protect our trade secrets. A failure to maintain one or more trade secrets could have a material adverse impact on us.

     We may offer products in the U.S. and in foreign countries based on the patented Fluorescent Memory Technology. However, certain countries in the Pacific Rim and elsewhere may not offer the same degree of intellectual property protection that the U.S., European Community and Japan afford. Therefore, we may be unable to enforce our patent rights in those jurisdictions, even if we are able to obtain intellectual property rights.

     We cannot guarantee that any patents, copyrights, trade secrets, trademarks or domain names that we develop or obtain will provide sufficient protection to us. Furthermore, we cannot assure you that other parties will not challenge the validity of our intellectual property results or that other parties will not assert affirmative defenses to infringement or dilution. If another party succeeds in developing data storage technology comparable to Fluorescent Memory Technology without infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights, our financial condition may materially suffer.

Due to potential intellectual property claims and litigation that parties may initiate against us, we may suffer economic losses and become unable to research, develop or license the sale or manufacture of the technology.

     As is typical in the data storage industry, other parties may in the future notify us of claims that may be infringing, diluting, misusing, misappropriating or otherwise violating our intellectual property rights. It is impossible to predict the outcome of such potential claims, and we cannot assure you that the relevant authorities will resolve the potential claims in our favor. We also cannot assure you that an unfavorable resolution of a claim will not have a material adverse effect on our business or financial results. In particular, there has been significant litigation in the data storage industry relating to infringement of patents and other intellectual property rights. We cannot assure you that future intellectual property claims will not result in litigation. If another party were to establish infringement, dilution, misuse, misappropriation or any other intellectual property rights violation, we or our joint ventures might have to pay substantial damages, or courts might enjoin us from developing, marketing, manufacturing and selling the infringing products in one or more countries. In addition, the costs of engaging in intellectual property litigation can be substantial regardless of outcome. If we seek licensure for intellectual property that we cannot otherwise lawfully use, we cannot assure you that we will be able to obtain such licensure on satisfactory terms.

We might not own intellectual property that we believe we own or that we need in order to successfully research, develop and license our technology.

     In the future, a court, patent office or other authority may deem one of our employees or contractors and not us to be the legal owner of one or more patents, patent applications or other intellectual property, which is material to protecting our data storage technology. We typically require that our employees and contractors assign to us all right, title and interest in and to the intellectual property that was developed for us. However, we cannot assure you that we will obtain legal ownership of one or more licenses to use the intellectual property, which an authority deems to be the property of our employee or contractor, on satisfactory terms. Our failure to obtain the legal ownership of, or one or more licenses to use, the intellectual property may have a material adverse effect on our business or financial results.

We may be unable to obtain sufficient components on commercially reasonable or satisfactory terms, which may have a material adverse impact on our financial condition.

     It is common in the data storage technology manufacturing and assembly industry for certain components to be available only from a few or sole-source suppliers. We cannot assure you that the key components for future products will be available from more than a few suppliers. Therefore, we, our joint ventures and our licensees may experience difficulty in obtaining a sufficient supply of key components on a timely basis. We hope to develop relationships with qualified manufacturers with the goal of securing high-volume manufacturing capabilities, thus controlling the cost of current and future models of our future products.

     We cannot assure you that we will be able to obtain a sufficient supply of components on a timely basis or on commercially reasonable terms. The same supply and cost problems could adversely affect our sales of products. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays, could prevent joint ventures from producing sufficient quantities of our products to satisfy market demand. Additionally, in the case of a component purchased exclusively from one supplier, joint ventures could become unable to produce any quantity of the affected products until the component becomes available from an alternative source. These problems could cause delays to product shipments, thereby increasing the joint venture's material or manufacturing costs or causing an imbalance in the inventory levels of certain components. Moreover, difficulties in obtaining sufficient components may cause joint ventures and licensees to modify the design of our products to use a more readily available component. These design modifications may also result in product performance problems. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect our business and financial results.

We may become financially dependent on one or a small number of customers.

     Because we are a research and development company, we have not developed a customer base for our products. We intend to establish joint ventures and licensing arrangements with strategic partners to market and sell Fluorescent Memory Technology. In the future, it is possible that we, the joint ventures and licensees will have sales to one or a small number of customers which equal ten percent or more of our consolidated revenues.

Our officers spend time on projects that bear no relation to our activities.

     Some of our officers, notably Michael Goldberg and Lev Zaidenberg, serve as directors, officers or employees of other companies. While we believe that the officers will be devoting adequate time to effectively manage us, we cannot assure you that their other positions will not negatively impact their duties and that the impact will not have a material adverse effect on our financial condition. We do not believe our officers' other business interests raise actual or potential conflicts of interest that could interfere with the carrying out of their respective duties at our company.

Our expected products may be subject to various legal and regulatory controls.

     We are unaware of any particular electrical, telecommunication, environmental, health or safety laws and standards that will apply to our products. While we do not anticipate special regulations of our products, we cannot assure you that we will not have to comply with laws and regulations of domestic, international or foreign governmental or legal authorities. Compliance with these laws and regulations could have a material adverse affect on us. The Federal Communications Commission (FCC) regulates computer hardware that contains or utilizes magnetic forces to store information. If the FCC in the future chooses to regulate fluorescent-based computer storage devices, such as our products, compliance with those regulations could have a material adverse effect on our financial condition.

We face intense competition in the data storage technology industry.

     We estimate that there are numerous enterprises currently researching, developing or producing other types of data storage technology, which we consider to be our material competitors. The data storage technology industry is fiercely competitive, and a number of our competitors, such as EMC Corporation, Iomega Corporation and Seagate Technology, Inc. have already established their names, brands, products and technologies in the marketplace. We expect that some competitors will continue to have significant market shares. Our competitors may further increase their market shares through mergers, acquisitions and research and development.

     While we believe that Fluorescent Memory products and joint venture and licensing strategies will result in competitive advantages, we cannot assure you that we will obtain or maintain any of such advantages over time. Furthermore, we cannot assure you that a competitor will not invent a superior technology, or that our products and services will be able to penetrate the data storage market. Many of our current and potential competitors have or may have advantages over us such as greater financial, personnel, marketing, sales and public relations resources. Existing or future competitors may develop or offer products that provide significant performance, price, creative or other advantages over products that we offer.

Concentration of ownership of our common stock among certain of our existing officers and directors may prevent new investors from influencing significant corporate decisions.

     As of December 7, 2001, Eugene Levich, our chief executive officer and a director, Leonardo Berezowsky, our senior vice president, chief financial officer and a director, and Lev Zaidenberg, our director of business development, had shared voting power over approximately 46.3%, 41.2% and 41.1%, respectively, of our voting stock. These persons, acting together, may therefore have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets. In addition, these persons have the ability to influence or control the management of our day-to-day operations, business and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by: delaying, deferring or preventing a change in control in us; impeding a merger, consolidation, takeover or other business combination involving us; or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

Provisions of corporate law and our certificate of incorporation could deter takeover attempts.

     The provisions of the corporate law of our state of incorporation and our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if the change of control would benefit the stockholders. See the section entitled "Risks Related to our Common Stock."

We may eventually face inherent business risk of exposure to product liability claims, which may have a material adverse impact on our financial condition.

     If, and when, our products are marketed, product liability lawsuits may affect the reputation of our products and services or otherwise diminish our financial results even though we may obtain additional product liability insurance. We currently have product liability insurance with an aggregate of $2 million. We may protect ourselves against product liability claims by contractually requiring the joint ventures and licensees:

     . to have continuous quality control inspections, detailed training and instructions in the manufacture of our products;

     . to indemnify us for damages caused by tortuous acts or omissions of the joint venture or licensee; or

     .  to obtain and maintain adequate product liability insurance.

     If injured persons bring product liability suits, we cannot assure you that any existing product liability insurance of a joint venture or any existing indemnification by joint ventures will adequately cover the liability claims.
In addition, we cannot assure you that product liability insurance will be available to the joint ventures in sufficient amounts and at acceptable costs.

We may experience a change in control as a result of one of our financing arrangements.

     Historically, Con Tech has possessed voting control of us, had the ability to direct the election of all of our directors and, directly and indirectly, generally direct our affairs. If TIC either: (i) acquires the Note (as defined below) and converts it into our common stock; or (ii) fails to assign the Designated Shares back to Con Tech by November 18, 2002, Con Tech shall cease to own an absolute majority of our outstanding common stock. Accordingly, we may undergo a change in control and a new person or group of persons may be able to, directly or indirectly, direct the election of a majority of our directors and direct our affairs.

                       RISKS RELATED TO OUR COMMON STOCK

The market for our common stock may be illiquid.

     The average daily trading volume of our common stock on the Nasdaq National Market has in the last quarter of 2001 been 100,000 shares, however, our average daily trading volume of our common stock has historically been significantly lower. There can be no assurance that volumes will increase to a consistently higher level or that holders of the shares will be able to sell their shares in a timely manner or at all.

We may experience volatility in our common stock price.

     The stock market and especially the stock prices of technology companies have been very volatile. This volatility may not be related to the operating performance of the companies. The broad market volatility and industry volatility may reduce the price of our common stock without regard to our operating performance. The market price of our common stock could significantly decrease at any time due to this volatility. The uncertainty that results from such volatility can itself depress the market price of our common stock.

We have incurred substantial contingent liabilities, which we may not be able to satisfy.

     We have incurred substantial contingent liabilities in relation to our equity capital and capital resources. As of November 30, 2001, we had incurred an aggregate of $1,150,000 and $1,150,000 of contingent liabilities related to our potential repurchase of 714,286 shares of common stock (the "Initial Shares") and certain adjustment warrants (the "Adjustment Warrants") issued to Gleneagles and to our potential repurchase of $1,000,000 debentures from DeAm, respectively. We do not currently and may not in the future have adequate capital resources to repurchase the Initial Shares or the Adjustment Warrants.

We have incurred substantial indebtedness, which we may not be able to repay.

     We have incurred a substantial amount of indebtedness in relation to our equity capital and capital resources. As of December 7, 2001, we had incurred an aggregate of $11,000,000 in indebtedness, including $6,000,000 pursuant to two, 5% convertible debentures which each mature on October 1, 2006, $4,000,000 pursuant to a 10% convertible debenture which matures on September 24, 2002, and approximately $1,000,000 of accounts payable. As of the date of this prospectus, we have also incurred approximately $900,000 in related party indebtedness. We are currently required to make at least $1,100,000 in principal and interest payments prior to September 24, 2002. In the event we are unable to restructure our current debt, we will be required to repay $4,200,000 in principal and interest amount of a 10% convertible debenture on September 24, 2002.

     We do not expect to generate cash flow from operations for the foreseeable future to satisfy our payment obligations to the holders of the debt, and we will be required to utilize cash resources, if available, for this purpose. Our ability to satisfy our obligations under our outstanding debt out of cash flow will be primarily dependent on our future performance and ability to secure additional debt or equity financings.

The liquidity of our common stock could be adversely affected if we are unable to maintain our listing on the Nasdaq National Market.

     Our common stock is currently listed on the Nasdaq National Market System. There can be no assurance that such continued listing on the Nasdaq National Market will be maintained. To maintain our current listing on the Nasdaq National Market, we must, in addition to other requirements, have at least a minimum of $4 million in net tangible assets (or a minimum of $10 million of stockholders' equity on

November 1, 2002) or a market capitalization of $50 million or $50 million in total assets and revenues, a public float of 750,000 shares, a market value of our public float of $5 million and a minimum bid price of $1.00. In addition, continued inclusion requires at least two market makers. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of our common stock on the Nasdaq National Market System. In such event, we may file an application to transfer listing of our common stock to the Nasdaq Small Cap Market. In the event that we fail to meet the listing criteria for the Nasdaq Small Cap, our common stock would likely be quoted only in the local over-the-counter "pink sheets" and may also be reported on the NASD OTC Bulletin Board. In the event of a delisting of our common stock from the Nasdaq National Market, the public trading market for our common stock would be adversely affected. We may also become subject to the rules promulgated under the Exchange Act relating to "penny stocks." The rules require, among other things, the delivery, prior to a sale of stock, of a disclosure schedule required by the Securities and Exchange Commission relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

     In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected which could materially impact the ability to sell our common stock. The regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus affect the ability of purchasers in this offering to sell their common stock in the secondary market.

Investors who need immediate or future income should refrain from the purchase of our common stock.

     We do not intend to pay dividends to the holders of our outstanding common stock in the foreseeable future. Investors who need immediate or future income by way of dividends from their investment should refrain from the purchase of our common stock.

The possibility that substantial amounts of common stock may be issued may adversely affect prevailing market prices.

  The actual or potential issuance of shares of common stock in connection with a sale or the conversion or exercise of a debenture, note, warrant or option especially issuances at prices below then prevailing market prices, could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of equity or equity-related securities. As of December 1, 2001, the following number of shares of common stock were issued or issuable:


          Issued and outstanding/(1)/...........................................                50,713,087
          Issuable upon exercise of outstanding warrants whether or not
             currently-exercisable/(2)/.........................................                 4,275,873
          Issuable upon exercise of outstanding stock options whether or not
             currently exercisable..............................................                 6,484,948
          Issuable upon conversion of notes or convertible loans/(3)/...........                 2,285,942

______________________

(1) Excludes 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries.

(2) These warrants are exercisable at various prices ranging from $0.0 per share to $15.30 per share.

(3) This figure does not give effect to the potential issuance of notes pursuant to the Company Loan Agreement. Assuming the Note is funded under the Company Loan Agreement on the date of this prospectus, we will have 33,245,694 shares of our common stock and 25,505,756 shares of our common stock issuable upon the conversion of notes if $20,000,000 or $15,000,000 in principal amount of notes (without giving effect to interest), respectively, are issued pursuant to the Company Loan Agreement.

Additional shares will be eligible for future sale in the public market and may adversely effect prevailing market prices

     Sales of substantial amounts of our common stock in the public market in connection with and after this offering could adversely affect prevailing market prices for our common stock. The shares of our common stock offered hereby will be freely tradeable without restriction in the public market.

     As of December 7, 2001, of the 50,713,087 issued and outstanding shares identified in the table above, 36,306,603 were restricted securities (excluding 500,000 shares of our common stock owned by Constellation 3D Trust LLC, one of our wholly owned subsidiaries) within the meaning of Rule 144 under the Securities Act of 1933, as amended (Securities Act), and could not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Such restricted securities are eligible for sale in the public market subject to compliance with Rule 144. In addition, other exemptions may be available for sales of such restricted securities held by non-affiliates. Of the 36,306,603 restricted securities identified above, 28,712,312 are being offered hereby and will be tradeable without registration in the public market.

                          FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus or the documents we incorporate by reference in this prospectus may contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking language such as "will likely result," "may," "believes," "is expected to," "is anticipated to," "is forecasted to," "is designed to," "plans to," "predicts," "seeks," "estimates," "projects," "intends to" or other similar words. Important factors that could cause actual results to differ materially from expectations include:

     .  failure to raise sufficient capital to fund business operating plans;

     .  market conditions and demand for new data storage technology;

     . our competitors' ability to successfully develop new technologies to satisfy demand for data storage;

     . difficulties in achieving sales, gross margin and operating expense targets based on competitive market factors;

     . difficulties in competing successfully in the markets for new products with established and emerging competitors;

     . difficulties with single source supplies, product defects or product delays;

     . difficulties in forming and maintaining successful joint venture relationships;

     .  difficulties in negotiating and receiving licensing royalties;

     . difficulties in obtaining, maintaining and using intellectual property protections;

     .  changes in data storage technological protocols and standards;

     .  volatility in interest rates and currency exchange rates;

     . difficulties in state, federal, foreign and international regulation and licensing requirements;

     . economic and political instability in the foreign countries where we conduct operations;

     .  litigation actions by directors, employees, investors and others;

     .  limited operation and management history;

     .  dependence on key personnel;

     .  effects of significant interest, compensation and consulting charges;

     . the effect of the recent terrorist attacks on our industry and general economic conditions; and

     .  other factors discussed in this prospectus.

     All of the above factors could cause our actual results to differ materially from historical results and those we presently anticipate. When you consider forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus, including the "Risk Factors" beginning on page 4.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the shares to be sold in this offering. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

     The shares of our common stock offered by this prospectus were issued or are issuable to the selling stockholders in connection with the transactions described below.

     On October 19, 2001, we entered into a financing transaction with DeAM Convertible Arbitrage Fund Ltd. ("DeAm"). Pursuant to that transaction, we entered into a Debenture Purchase Agreement with DeAm which provided for the issuance of a 5% Convertible Debenture due October 1, 2006 in the aggregate principal amount of $1,000,000, which debenture has a conversion price of $0.8513 per share (subject to adjustment). In addition, we issued to DeAm a common stock purchase warrant which is exercisable for an aggregate of 458,113 shares of our common stock at $0.8513 per share (subject to adjustment).

     On August 13, 2001, we sold to The Gleneagles Fund Company II ("Gleneagles") 714,286 shares of our common stock and issued a common stock purchase warrant. The common stock purchase warrant is exercisable for an aggregate of 52,000 shares of our common stock at $3.31896 per share. The Adjustment Warrant, as amended on November 15, 2001, provides for the purchase of shares of common stock (the "Adjustment Shares") at an exercise price of $0.00 per share. The number of shares for which the Adjustment Warrant will be exercisable will depend primarily on our common stock price during the Notice Period and Pricing Period. Pursuant to the terms of the Adjustment Warrant, during the Notice Period (defined below), Gleneagles has the right, from time to time, to price up to $1,000,000 of Adjustment Shares, which shares are priced at a six percent discount to the daily weighted volume average price of the common stock on the Nasdaq National Market. The Notice Period is defined to be from August 16, 2001 until the sooner of December 14, 2001 or the second trading day following the date on which the Adjustment Shares are registered for resale pursuant to an effective registration statement. Thereafter, during the Pricing Period (the "Pricing Period"), Adjustment Shares are priced pursuant to a schedule until the aggregate amount of priced Adjustment Shares is $1,000,000. From the end of the Pricing Period until August 20, 2006, Gleneagles has the right at any time to exercise the Adjustment Warrant, in whole or in part, to purchase such number of "priced" shares of common stock that aggregate to approximately $1,000,000. Notwithstanding the foregoing, Gleneagles may not exercise of the Adjustment Warrant to acquire more than the lesser of: (i) 8,485,714 shares of common stock; and (ii) 9.99% of the Company's issued and outstanding common stock. As of the date of this report, Gleneagles has priced 200,000 shares at $0.7533 per share.

     On October 1, 2001, we entered into a financing transaction with Halifax Fund, L.P. ("Halifax"). Pursuant to that transaction, we entered into an Exchange Agreement with Halifax pursuant to which we issued: (i) a 5% Senior Secured Convertible Debenture due October 1, 2006 in the aggregate principal amount of $5,000,000, which debenture has a conversion price of $6.00 per share (subject to further adjustment); (ii) a warrant to purchase additional debentures; and (iii) 1,120,723 shares of our common stock.

     We entered into a Securities Purchase Agreement with Blank Rome Comisky & McCauley LLP ("Blank Rome") dated as of November 19, 2001. Pursuant to the terms of the Securities Purchase

Agreement, we agreed to issue a warrant which is exercisable for an aggregate of 717,525 shares of our common stock at $0.001 per share as settlement of the $500,000 outstanding and unpaid balance due and owing Blank Rome for legal services rendered. The warrant will be exercisable for a period of ten years from the date of its issuance. The warrant must be delivered to Blank Rome no later than five business days after a registration statement is declared effective by the Securities and Exchange Commission (the "Commission"). Blank Rome has provided legal services to us since 1999.

     On October 16, 2001, we entered into a Restructuring Agreement with Sands Brothers Venture Capital LLC ("Sands Brothers"). Pursuant to the Restructuring Agreement, we issued to Sands Brothers a common stock purchase warrant which is exercisable for an aggregate of 500,000 shares of our common stock at $1.50 per share.

     On November 30, 2001, we entered into a Release and Settlement Agreement with Plasmon PLC ("Plasmon"). Pursuant to the terms of the Release and Settlement Agreement, we issued 280,000 shares of our common stock as settlement of the $250,000 outstanding and unpaid balance due and owing Plasmon for services rendered.

     On September 10, 2001, we entered into a Release and Settlement Agreement with Collin Smith International, Corp. ("Collin Smith"). Pursuant to the terms of the Release and Settlement Agreement, we issued to Collin Smith a common stock purchase warrant as consideration for professional services rendered (the "Collin Smith Warrant"). The Collin Smith Warrant was exercised and we issued Collin Smith 207,143 shares of our common stock.

     On November 19, 2001, we entered into a Securities Purchase Agreement with Latham & Watkins. Pursuant to the terms of the Securities Purchase Agreement, we issued 150,877 shares of our common stock as settlement of the $105,136.93 outstanding and unpaid balance due and owing Latham & Watkins for legal services rendered.

     On November 19, 2001, Ashton Holdings, LLC acquired 150,000 shares of our common stock in a privately negotiated transaction.

     We entered into a Settlement and Release Agreement with Focus Partners LLC ("Focus Partners") dated as of November 19, 2001. Pursuant to the terms of the Settlement and Release Agreement, we issued to Focus Partners a common stock purchase warrant as consideration for professional services rendered. The warrant we issued to Focus Partners is exercisable for an aggregate of 57,405 shares of our common stock at $0.0001 per share.

     As of November 17, 2001, Con Tech assigned to TIC Target Invest Consulting LLC ("TIC") all of its beneficial interest in us, 26,089,283 shares of our common stock (the "Designated Securities"), pursuant to an Assignment Agreement dated as of November 17, 2001 (the "Assignment Agreement"). The Assignment Agreement provides that TIC may not sell, assign or otherwise transfer ownership of such Designated Securities to anyone other than Con Tech but may make economic use of the Designated Securities. In addition, pursuant to the Assignment Agreement, TIC granted Con Tech an irrevocable proxy to vote the Designated Securities in Con Tech's discretion. The Assignment Agreement further provides that TIC shall, after the 45th business day following November 17, 2001, have the right to, and, as of November 17, 2002, have the obligation to transfer the Designated Securities back to Con Tech (the "Reassignment"). If TIC fails to assign the Designated Securities back to Con Tech, the Assignment Agreement provides that the TIC Loan shall be cancelled and TIC will pay Con Tech a cash sum pursuant to a liquidated damages clause.

     The following table identifies each of the selling stockholders and, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of

December 7, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares of common stock, as well as any shares as to which the selling stockholders have the right to acquire beneficial ownership within sixty (60) days after December 7, 2001 through the exercise or conversion of any option, warrant, convertible debt or otherwise. Unless otherwise indicated below, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock. None of the selling stockholders nor any of their respective affiliates have had any position, office or other material relationship with us.

                                                                     Percent of        Number of         Number of      Percent of
                                              Number of Shares         Shares         Shares Being     Shares Owned    Shares Owned
                                             Owned Prior to the    Owned Prior to      Offered for      After the        After the
        Selling Stockholders                      Offering        The Offering (8)        Sale           Offering       Offering(8)
-------------------------------------        ------------------  ------------------   -------------   --------------  --------------
TIC Target Invest Consulting, LLC (1)              31,366,891(1)          33.0%(9)        26,089,283        5,283,262           8.2%
 (2)(3)
Halifax Fund, L.P. (4)                              4,598,111              7.2%            1,954,056        2,644,055           4.1%
DeAM Convertible Arbitrage Fund, Ltd. (4)           1,632,787              2.6%            1,632,787                -             -
Gleneagles Fund Company II (4)                      1,552,000              2.4%            1,552,000                -             -
Blank Rome Comisky & McCauley LLP(5)                  723,080              1.1%              717,525            5,555             *
Sands Brothers Venture Capital, LLC (6)               700,000              1.1%              500,000          200,000             *
Plasmon PLC                                           280,000                *               280,000                -             -
Collin Smith International Corp.                      207,143                *               207,143                -             -
Focus Partners LLC                                    177,405                *                57,405           120,00             *
Latham & Watkins                                      150,877                *               150,877                -             -
Ashton Holdings, LLC (7)                              150,000                *               150,000                -             -

___________________________
  .  Indicates Less than 1%.
     -----------------------

          (1) The business address of this person is TIC Target Investing Consulting LLC, Churer Strasse 35, CH-9470 Buchs, SG, Switzerland. As the sole manager of TIC, Mr. Andre Khayyam may be deemed to have shared power to dispose or direct the disposition of these shares. Mr. Khayyam's business address is c/o TIC, Churer Strasse 35, CH-9470 Buchs, SG, Switzerland.

          (2) TIC currently possess investment power and Con Tech currently possesses an irrevocable proxy with respect to 26,089,283 shares of common stock of the Company (the "Designated Securities"). In addition, TIC is the beneficial owner of 31,366,891 shares of our common stock as a result of its right to acquire the Note and Option within 60 days, assuming that $20 million dollars is outstanding under the Note as of the date of this prospectus. The 31,366,891 share figure assumes the conversion of the outstanding principal and interest due under the Note ($20,263,012), within 60 days from the date of this prospectus.

          (3) The following persons may be deemed to have voting control of these shares as a result of TIC granting Con Tech an irrevocable proxy to vote its shares of our common stock in its discretion:
               United European Enterprises Ltd., a Nevis company, owns approximately 55.5% of the voting shares of Con Tech. Constellation Group Investments Inc., a British Virgin Islands company, owns approximately 54.9% of the voting shares of United European Enterprises Ltd. Alex-L Foundation, the Lion & Heart Foundation and Lediligi Foundation, three Liechtenstein trusts, have beneficial ownership of all of the voting shares of Constellation Group Investments Inc. Markus Banzer, Hubert Buchel and Criterion Treuunternehmen reg., are the respective sole trustees of the foregoing trusts. No individual, trust or business entity controls the three trustees. Certain members of Professor Eugene Levich's family are among the beneficiaries of the Alex-L Foundation. Certain members of Lev Zaidenberg's family are among the beneficiaries of the Lion & Heart Foundation. Leonardo Berezowsky and certain members of his family are among the beneficiaries of the Lediligi Foundation.

          (4) The Palladin Group L.P. ("Palladin") acts as investment manager to Halifax and DeAm. In such capacity, Palladin shares voting power and investment power on the shares of our common stock listed above as being beneficially owned by them. Palladin expressly disclaims beneficial ownership of and pecuniary interest in all of the shares of our common stock owned by Halifax, DeAm and Gleneagles. Palladin's business address is 195 Maplewood Avenue, Maplewood, New Jersey 07040.

          (5) This figure does not include 1,000 shares of our common stock owned by a partner of Blank Rome as to which Blank Rome disclaims any beneficial ownership.

          (6) An affiliate of Sands Brothers Venture Capital LLC, Sands Brothers & Co., Ltd., is the beneficial owner of 200,000 of these shares of our common stock.

          (7) The beneficial owner of Ashton Holdings, LLC is Carole Z. Tellini. She is the spouse of Mr. Raymond P. Tellini. Mr. Tellini has been a consultant with us since October 16, 2001. From March 27, 2001 to October 15, 2001, Mr. Tellini served as our Vice President of Finance.

          (8) Except as otherwise indicated (see footnote 9), this calculation was based upon 63,759,850 shares of our common stock issued and outstanding. The 63,759,850 shares represent (i) 50,713,087 shares issued and outstanding as of December 7, 2001, i.e., excluding 500,000 shares held by Constellation 3D Trust LLC since Constellation 3D Trust LLC is the Company's wholly-owned subsidiary, and (ii) 13,046,763 shares issuable upon the exercise of warrants or conversion of notes which are exercisable or convertible within 60 days of December 7, 2001.

          (9) Calculated on the basis of 95,126,741 shares of our common stock issued and outstanding. The 95,126,741 shares represent (i) 50,713,087 shares issued and outstanding as of December 7, 2001, i.e., excluding 500,000 shares held by Constellation 3D Trust LLC since Constellation 3D Trust LLC is the Company's wholly-owned subsidiary, (ii) 13,046,763 shares issuable upon the exercise of warrants or conversion of notes which are exercisable or convertible within 60 days of December 7, 2001 and (iii) 31,366,891 shares of common stock issued to TIC upon conversion of the Note.

                             PLAN OF DISTRIBUTION

          The shares covered by this prospectus may be offered and sold from time to time by selling stockholders or their pledges, donees, transferees or other successors-in-interest. To our knowledge, the selling stockholders have made no arrangements with any underwriter, brokerage firm or agent for the sale of the shares offered by this prospectus. The selling stockholders may dispose of the shares through one or more of the methods described below.

          The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated private transactions. The selling stockholders may also sell their shares by one or more of, or a combination of, the following methods:

          .  in regular brokerage transactions;

          .  in transactions directly with market makers;

          .  in settlement of short sale transactions;

          .  in settlement of option transactions; or

          .  in any other method permitted by applicable law.

The selling stockholders may sell their shares under this prospectus:

          .  at fixed prices that may change;

          .  at market prices prevailing at the time of the sale;

          .  at prices related to such market prices; or

          .  at negotiated prices or otherwise.

          The selling stockholders may effect these transactions by selling the shares directly to one or more purchasers or to or through broker-dealers or agents including:

          . in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          . in purchases by a broker or dealer and resale by such broker or dealer as a principal for its own account pursuant to this prospectus;

          . in distributions by one or more underwriters on a firm commitment or best efforts basis;

          .  in ordinary brokerage transactions; and

          .  in transactions in which the broker solicits purchasers.

          The compensation to a particular broker-dealer may be in excess of customary commissions.

          In addition, the selling stockholders may effect sales of shares covered by this prospectus as well as other shares not covered by this prospectus under Rule 144 of the Securities Act, if available, or other exempt resale transactions, to the extent the sales qualify under Rule 144 or such other applicable exemptions.

          In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning the Securities Act in connection with such sales. As a result, any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

          In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock. The selling stockholders expressly disclaim that they are "underwriters" within the meaning of the Securities Act in connection with such sales.

          Any broker-dealer participating in the foregoing transactions as an agent may receive commissions from the selling stockholders (and, if they act as an agent for the purchaser of such shares, from the purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for any of the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. Upon a selling stockholder notifying us that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing:

          .  the names of such broker-dealers;

          .  the number of shares involved;

          .  the price at which such shares are to be sold;

          . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

          .  other facts material to the transaction.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids except as permitted by Regulation M under the Exchange Act. In addition to and without limiting the foregoing, in connection with transactions in the shares covered by this prospectus, we and the selling stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Rule 10b-5 and, insofar as we and the selling stockholders are distribution participants, Regulation M. All of the foregoing may affect the marketability of the shares offered under this prospectus.

          Each of the selling stockholders has agreed that it will not engage in any trading practices or activity for the purpose of manipulating the price of our common stock to the extent such practices violate applicable securities laws. In particular, each of the selling stockholders has advised us that during such time as it may be engaged in the attempt to sell shares registered under this prospectus, it will:

          . not engage in any stabilization activity in connection with any of our securities to the extent such activities violate applicable securities laws; and

     . if required by applicable securities laws, cause to be furnished to each person to whom shares included in this prospectus may be offered, and to each broker-dealer, if any, through whom shares are offered, such copies of this prospectus, as supplemented or amended, as may be required by such person.

     The following selling stockholders have entered into agreements with us which restrict their ability to sell our common stock:

     . Sands Brothers and its affiliates agreed not to make or cause to be made any trade with respect to the capital stock or capital stock equivalents and/or any derivatives thereof, and/or in any manner change or attempt to alter or affect the market price of our common stock. This limitation includes, but is not limited to: (a) engaging in any short sales of our common stock, (b) selling derivatives linked to our common stock, and/or (c) engaging in any other perceived hedging activity in any way related to our common stock;

     . Blank Rome has agreed not to: (a) sell more than 15,000 shares during any one trading day, or (b) sell any shares of our common stock or options, warrants or other securities or instruments which are convertible into or exercisable for our common stock or which derive their value from the market price of our common stock, other than the warrants it holds or the shares issuable upon the exercise of warrants

     . TIC (see the section of this prospectus entitled "Selling Stockholders"); and

     . Latham & Watkins has agreed not to: (a) sell more than 10,000 shares during any one trading day, or (b) sell any shares of our common stock other than what it accumulated under the terms of its Stock Purchase Agreement, or sell any options, warrants or other instruments or securities which are convertible into or exercisable for shares of our common stock or which derive their value from the market price of our common stock, or any of our common stock acquired upon the exercise or conversion of any such options, warrants or other securities or instruments.

     In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

     Substantially all of the costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of the shares of common stock will be borne by the selling stockholders.

                         DESCRIPTION OF OUR SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.00001 par value per share.

Common Stock

     As of December 7, 2001, there were approximately 50,713,087 shares of our common stock outstanding held of record by approximately 139 stockholders, excluding 500,000 shares owned by Constellation 3D Trust LLC, one of our wholly-owned subsidiaries. As of December 7, 2001, there were approximately 75 holders of options and 36 holders of warrants to purchase shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "CDDD."

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders may not cumulate their votes in connection with the election of directors. The directors are elected by the plurality of the votes of our stockholders present in person or represented by proxy at the stockholders' meeting and entitled to vote on the election of directors. A director may be removed from office with or without cause by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Our stockholders can take an action upon the affirmative vote of the majority of our stockholders present in person or represented by proxy at the stockholders meeting and entitled to vote at such meeting in favor of such action or upon the unanimous written consent of our stockholders to such action.

     The holders of our common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Antitakeover Provisions

     Section 203 of the Delaware General Corporation Law, as amended from time to time (DGCL), generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the DGCL is any person, other than the corporation and its majority-owned subsidiaries, who owns 15% or more of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and owned at least 15% of the outstanding voting stock of the corporation within the preceding three years.

     A Delaware corporation may choose not to be subject to Section 203 by including in its original certificate of incorporation a provision that expressly elects not to be governed by this section. Section Twelfth of our original certificate of incorporation states that we elect not to be governed by
Section 203 of the DGCL.

     Our certificate of incorporation includes certain sections that may in certain circumstances be interpreted or referred to as anti-takeover provisions because they may make it more difficult to obtain control of us without the cooperation of our board of directors. The following provisions included into our certificate of incorporation are neither the result of any specific efforts by any third party to take over us nor our willingness to have anti-takeover provisions:

     . a provision giving us the authority to issue 100 million shares of our common stock;

     . a provision allowing our stockholders to call a special meeting of stockholders when holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting demand such special meeting of stockholders; and

     . a provision allowing our stockholders to take an action without an annual or special meeting only by unanimous written consent of stockholders.

     The overall effect of these provisions of our certificate of incorporation may eventually be to render it more difficult and to discourage a potential merger, tender offer or other offer for our securities, a proxy contest, or the removal of our incumbent directors and management.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc. located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

                                 LEGAL MATTERS

     The validity of the issuance of our common stock offered by this prospectus will be passed upon for us by Baker & McKenzie, Miami, Florida.

                                    EXPERTS

     The audited financial statements incorporated by reference in this prospectus and related registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, and BDO International, independent accountants, to the extent and for the periods set forth in their reports (the report of BDO International on the December 31, 1999 financial statements contained an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement on Form S-3 (to which, together with all exhibits attached to it, we refer as the "registration statement") with the SEC, with respect to the registration of the common stock offered by this prospectus, which contains additional information and documents. For further information pertaining to our business, the securities offered by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. So long as we are subject to the SEC's reporting requirements, we will continue to furnish the reports and other required information to the SEC. We will furnish all holders of our common stock with copies of our annual reports containing audited financial statements and an opinion of our independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

     We incorporate by reference in this prospectus the following documents that we filed with the SEC since December 31, 2000:

                                       SEC FILING                                                  FILING DATE
-----------------------------------------------------------------------------------------    ----------------------
Annual Report on Form 10-K for the fiscal year ended December 31, 2000                            April 2, 2001

Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2001       December 13, 2001

Quarterly Report on Form 10-Q for the period ended March 31, 2001                                 May 15, 2001

Quarterly Report on Form 10-Q for the period ended June 30, 2001                                 August 14, 2001

Amendment No. 1 to Quarterly Report on Form 10-Q for the period ended June 30, 2001             December 13, 2001

Quarterly Report on Form 10-Q for the period ended September 30, 2001                           November 15, 2001

Amendment No. 1 to Quarterly Report on Form 10-Q for the period ended September 30, 2001        December 13, 2001

Current Report on Form 8-K                                                                      January 31, 2001

Current Report on Form 8-K                                                                      February 8, 2001

Current Report on Form 8-K                                                                       March 28, 2001

Current Report on Form 8-K                                                                        June 12, 2001

Current Report on Form 8-K                                                                       August 24, 2001

Current Report on Form 8-K                                                                      October 25, 2001

Current Report on Form 8-K                                                                      November 30, 2001

     All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

     You may read and copy any reports, statements and other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov). You may also visit our Internet site (http://www.c-3d.net). Except as otherwise indicated in this prospectus with respect to the information on our web site and the SEC web site, the incorporation by reference of certain documents filed by us with the SEC is not and should not be considered part of this prospectus, and is not incorporated by reference in this prospectus. These web addresses are, and are only intended to be, an inactive textual reference.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Craig Weiner, General Counsel, Constellation 3D, Inc., 805 Third Avenue, 14/th/ Floor, New York, NY 10022, and telephone requests should be directed to Craig Weiner at (212) 308-3572.

     You should rely only on the information contained in this prospectus. No dealer, sales person or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                    [LOGO]

                            CONSTELLATION 3D, INC.


                               33,291,076 SHARES
                                 COMMON STOCK



                              __________________

                                  PROSPECTUS
                              __________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     We have incurred the following estimated expenses in connection with the issuance and distribution of the securities to be registered.

          (1)  SEC Registration Fee....................      $7,169.15
          (2)  Costs of Printing and Engraving.........          *
          (3)  Legal Fees and Expenses.................          *
          (4)  Accounting Fees and Expenses............          *
          (5)  Miscellaneous...........................          *
                               Total...................          *

_______________
   * To be completed by amendment. Except for the SEC Registration fee, all of the foregoing fees and expenses are estimates. All of the expenses will be borne by Constellation 3D, Inc.

Item 15.  Indemnification of Directors and Officers

     Under Section 145 of the DGCL, the corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any action by reason of the status of such person as a director, officer, employee or agent of the corporation or of another enterprise he served at the request of the indemnifying corporation against expenses (including attorney's fees), fines and amounts paid in settlement actually and reasonably incurred by such person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145 of the DGCL, indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court determines that indemnification is fair and reasonable in view of all the circumstances of the case.

     Article V of the Bylaws of the Corporation contains the detailed description of the Corporation's power to indemnify its directors and officers to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law.

     Pursuant to Section 501 of the Bylaws, the Corporation shall, with certain exceptions, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. A director or officer of the Corporation entitled to indemnification under Section 501 is hereafter called a "person covered by
Section 501 hereof".

     Pursuant to Section 502 of the Bylaws, expenses incurred by a person covered by Section 501 hereof in defending a threatened, pending or completed civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

     Section 503 of the Bylaws provides that no indemnification or advancement or reimbursement of expenses shall be provided to a person covered by Section 501 hereof: (a) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the director or officer derived an improper personal benefit; (b) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers' and directors' liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer;
(c) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld; and (d) to the extent such indemnification, advancement or reimbursement of expenses would be prohibited by
Section 145 of the DGCL or other applicable law.

     The indemnification and advancement or reimbursement of expenses granted pursuant to Article V of the Bylaws continues as to a person who has ceased to be a director or officer of the Corporation, and will inure to the benefit of the heirs, executors and administrators of such person. The indemnification and advancement or reimbursement of expenses provided pursuant to Article V is not exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the fullest extent not prohibited by Section 145 of the DGCL or other applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than those covered by Article V of the Bylaws.

     For its directors and officers, the Corporation has obtained Directors and Officers Liability and Reimbursement Insurance from Zurich American Insurance Company. The current insurance policy coverage is for the period from March 15, 2001 until March 15, 2002. The annual premium is $130,000. The Corporation has no other arrangements specifically providing for indemnification of its officers or directors, and the Corporation has no arrangements for the indemnification of its controlling persons.

     Section Thirteenth of the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Corporation's directors or officers pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that the Corporation's director or officer asserts a claim for indemnification by the Corporation against such liabilities (other than the payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit, or proceeding) in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Corporation is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The above discussion of the Corporation's Bylaws, Certificate of Incorporation and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, Certificate of Incorporation and statute.

Item 16.    Exhibits

The following exhibits are included herein:

---------------------------------------------------------------------------------------------------------
      Exhibit                                            Description
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
  2.2/(9)/           Agreement and Plan of Merger by and between Constellation 3D, Inc., a Florida corporation, and Constellation 3D, Inc., a Delaware corporation, as of January 9,
                     2001.
---------------------------------------------------------------------------------------------------------
  2.3/(11)/          Agreement and Plan of Merger by and between Constellation 3D, Inc., a Delaware corporation, and FMD&E, Inc., a Massachusetts corporation, as of April 5, 2001.
---------------------------------------------------------------------------------------------------------
  3.1/(9)/           Certificate of Incorporation of Constellation 3D, Inc., a Delaware corporation.
---------------------------------------------------------------------------------------------------------
  3.2/(9)/           Bylaws of Constellation 3D, Inc., a Delaware corporation.
---------------------------------------------------------------------------------------------------------
  4.1/(12)/          Common Stock Purchase Warrant, dated May 15, 2001, issued to Focus Tech Investment,
                     Inc.
---------------------------------------------------------------------------------------------------------
  4.2/(12)/          Consulting Agreement between Constellation 3D, Inc. and Focus Tech Investment,
                     Inc., dated May 10, 2001.
---------------------------------------------------------------------------------------------------------
  4.3/(12)/          Common Stock Purchase Warrant, dated May 29, 2001, issued to Clearview Capital (UK)
                     Ltd.
---------------------------------------------------------------------------------------------------------
  4.4/(12)/          (12) Stipulation of Settlement between Constellation 3D, Inc. and Clearview Capital
                     (UK) Ltd., dated May 29, 2001.
---------------------------------------------------------------------------------------------------------
  4.5/(12)/          Retained Warrant Certificate, effective May 31, 2001, issued to Sands Brothers &
                     Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.6/(12)/          Additional Retained Warrant Certificate, effective May 31, 2001, issued to Sands
                     Brothers & Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.7/(12)/          Settlement and Release Agreement between Constellation 3D, Inc. and Sands Brothers
                     & Co. Ltd., Sand Brothers Venture Capital, LLC and Mark G. Hollo, dated May 31,
                     2001.
---------------------------------------------------------------------------------------------------------
  4.13/(8)/          Finder's Agreement, dated July 13, 2000, between Constellation 3D, Inc. and The
                     Shemano Group, Inc.
---------------------------------------------------------------------------------------------------------
  4.14/(8)/          Letter Agreement concerning warrant registration instructions, dated September 18,
                     2000, between The Shemano Group, Inc. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.15/(5)/          Common Stock Investment Agreement, dated as of August 23, 2000, among Constellation
                     3D, Inc. and Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.16/(5)/          Registration Rights Agreement, entered into as of August 23, 2000, between
                     Constellation 3D, Inc. and Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.17/(5)/          Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.18/(7)/          Amended and Restated Common Stock Purchase Warrant No. W2 to Purchase Shares of
                     $.001 par value Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.19/(5)/          Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation
                     3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.20/(7)/          Amended and Restated Common Stock Optional Warrant No. OW2 to Purchase Optional
                     Units of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund,
                     L.P.
---------------------------------------------------------------------------------------------------------
  4.21/(5)/          Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated August 23, 2000, issued to Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
       Exhibit                                    Description
---------------------------------------------------------------------------------------------------------
                     Common Stock of Constellation 3D, Inc., dated August 23, 2000, issued to Halifax
                     Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.22/(7)/          Amended and Restated Common Stock Adjustment Warrant No. AW2 to Receive Shares of
                     $.001 par value Common Stock of Constellation 3D, Inc., dated September 19, 2000, issued to Halifax Fund, L.P.
---------------------------------------------------------------------------------------------------------
  4.23/(7)/          Letter Agreement for Additional Investment, dated September 19, 2000, by and between Halifax Fund, L.P. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.24/(8)/          Common Stock Investment Agreement, dated August 31, 2000, among Constellation 3D,
                     Inc. and Koor's Investors.
---------------------------------------------------------------------------------------------------------
  4.25/(8)/          Letter Amendment to the Common Stock Investment Agreement and Related Agreements,
                     dated October 18, 2000, by and between Constellation 3D, Inc. and Koor Underwriters and Issuers Ltd.
---------------------------------------------------------------------------------------------------------
  4.26/(8)/          Registration Rights Agreement, dated August 31, 2000, by and between Constellation
                     3D, Inc. and Koor's Investors.
---------------------------------------------------------------------------------------------------------
  4.27/(8)/          Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.
---------------------------------------------------------------------------------------------------------
  4.28/(8)/          Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation
                     3D, Inc., dated August 31, 2000, issued to Koor's Investors.
---------------------------------------------------------------------------------------------------------
  4.29/(8)/          Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated August 31, 2000, issued to Koor's Investors.
---------------------------------------------------------------------------------------------------------
  4.30/(8)/          Warrant Agreement, dated August 18, 2000, by and between Constellation 3D, Inc. and
                     Blank Rome Comisky & McCauley LLP.
---------------------------------------------------------------------------------------------------------
  4.31/(8)/          Common Stock Investment Agreement, dated September 12, 2000, among Constellation
                     3D, Inc. and Jacqueline Hershkovitz.
---------------------------------------------------------------------------------------------------------
  4.32/(8)/          Registration Rights Agreement, dated September 12, 2000, between Constellation 3D,
                     Inc. and Jacqueline Hershkovitz.
---------------------------------------------------------------------------------------------------------
  4.33/(8)/          Common Stock Purchase Warrant No. W1 to Purchase Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated September 12, 2000, issued to Jacqueline
                     Hershkovitz.
---------------------------------------------------------------------------------------------------------
  4.34/(8)/          Common Stock Optional Warrant No. OW1 to Purchase Optional Units of Constellation
                     3D, Inc., dated September 12, 2000, issued to Jacqueline Hershkovitz.
---------------------------------------------------------------------------------------------------------
  4.35/(10)/         Common Stock Adjustment Warrant No. AW1 to Receive Shares of $.001 par value Common
                     Stock of Constellation 3D, Inc., dated September 12, 2000, issued to Jacqueline
                     Hershkovitz.
---------------------------------------------------------------------------------------------------------
  4.36/(8)/          Contract for Capital Raising, dated August 18, 2000, between Koor Underwriters and
                     Issuers Ltd. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.37/(8)/          Common Stock Investment-Term Sheet to purchase up to $250,000 in common stock, dated August 17, 2000, by and between TCO Investment Inc. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.38/(8)/          Amendment and Supplement to Common Stock Investment-Term Sheet, dated August 18,
                     2000, by and between TCO Investment Inc. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.39/(6)/          Securities Purchase Agreement, dated March 23, 2000, by and between Constellation
                     3D, Inc. and Sands Brothers Venture Capital LLC.
---------------------------------------------------------------------------------------------------------
  4.40/(6)/          Registration Rights Agreement dated as of March 24, 2000 by and between
                     Constellation 3D, Inc. and Sands Brothers Venture Capital LLC.
---------------------------------------------------------------------------------------------------------
  4.41/(6)/          10% Subordinated Convertible Debenture, dated March 24, 2000, made by Constellation
                     3D, Inc. to Sands Brothers Venture Capital Associates LLC.
---------------------------------------------------------------------------------------------------------
  4.42/(13)/         Common Stock Adjusted Warrants issued to The Gleneagles Fund Company II, dated as of August 16, 2001.
---------------------------------------------------------------------------------------------------------
  4.43/(13)/         Common stock Purchase Agreement by and between Constellation 3D, Inc. and The
                     Gleneagles Fund Company II, dated as of August 13, 2001.
---------------------------------------------------------------------------------------------------------
  4.44/(13)/         Registration Rights Agreement by and between Constellation 3D, Inc.and the
                     Gleaneagles Fund Company II, dated as of August 13, 2001.
---------------------------------------------------------------------------------------------------------
  4.45/(15)/         Consulting agreement By and Between George Carhart and Constellation 3D Inc.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
       Exhibit                                    Description
---------------------------------------------------------------------------------------------------------
                     dated September 17, 2001.
---------------------------------------------------------------------------------------------------------
  4.46/(15)/         Settlement and Release By and Between G.L.A.S. Trading Ltd. And Constellation 3D,
                     Inc. dated September 10, 2001.
---------------------------------------------------------------------------------------------------------
  4.47/(16)/         Common Stock Purchase Warrant to Purchase Shares of $.00001 par value Common Stock of Constellation 3D, Inc., dated October 19, 2001, issued to DeAM Convertible
                     Arbitrage Fund Ltd.
---------------------------------------------------------------------------------------------------------
  4.48/(16)/         5% Convertible Debenture due October 1, 2006 in an aggregate principal amount of
                     One Million Dollars payable by Constellation 3D, Inc., a Delaware company to DeAM
                     Convertible Arbitrage Fund Ltd.
---------------------------------------------------------------------------------------------------------
  4.49/(16)/         Registration Rights Agreement dated October 19, 2001 by and among Constellation 3D,
                     Inc., a Delaware company and DeAM Convertible Arbitrage Fund Ltd.
---------------------------------------------------------------------------------------------------------
  4.50/(16)/         Exchange Agreement made as of October 1, 2001 by and between Constellation 3D,
                     Inc., a Delaware corporation, and Halifax Fund, L.P, a Cayman Islands limited partnership.
---------------------------------------------------------------------------------------------------------
  4.51/(16)/         Security Agreement made as of October 1, 2001 by and between Constellation 3D,
                     Inc., a Delaware corporation, and Halifax Fund, L.P, a Cayman Islands limited partnership.
---------------------------------------------------------------------------------------------------------
  4.52/(16)/         Subsidiary Guarantee made by the subsidiaries of Constellation 3D, Inc., a Delaware company in favor of Halifax Fund, L.P, a Cayman Islands limited partnership.
---------------------------------------------------------------------------------------------------------
  4.53/(16)/         Optional Debenture Warrant No. ODW1 To Purchase 5% Senior Secured Convertible
                     Debentures due October 1, 2006 payable to Halifax Fund, L.P. by Constellation 3D,
                     Inc., a Delaware company.
---------------------------------------------------------------------------------------------------------
  4.54/(16)/         5% Senior Secured Debenture in an aggregate principal amount of Five Million
                     Dollars due October 1, 2006 payable to Halifax Fund, L.P. by Constellation 3D, Inc.
                     a Delaware company.
---------------------------------------------------------------------------------------------------------
  4.55/(16)/         Restructuring Agreement, dated October 16, 2001, entered into by and between
                     Constellation 3D, Inc., a Delaware corporation (the "Company") and Sands Brothers
                     Venture Capital, LLC, a New York limited liability company ("Venture Capital").
---------------------------------------------------------------------------------------------------------
  4.56/(16)/         Debenture dated as of October 19, 2001 by and among Constellation 3D, Inc., a
                     Delaware corporation, and DeAM Convertible Arbitrage Fund Ltd.
---------------------------------------------------------------------------------------------------------
  4.57/(17)/         Loan Agreement, dated as of November 17, 2001, by and between TIC Target Invest
                     Consulting, LLC and Constellation 3D Technology Limited.
---------------------------------------------------------------------------------------------------------
  4.58/(17)/         Loan Agreement, dated as of November 17, 2001, by and between Constellation 3D
                     Technology Limited and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.59/(17)/         Assignment Agreement, dated as of November 17, 2001, by and among Constellation 3D
                     Technology Limited, TIC Target Invest Consulting, LLC and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.60/(17)/         Option Agreement, dated as of November 17, 2001, by and between Constellation 3D
                     Technology Limited and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.61/(17)/         Security Holders Agreement, dated as of November 17, 2001, by and among
                     Constellation 3D, Inc., TIC Target Invest Consulting, LLC and Constellation 3D
                     Technology Limited.
---------------------------------------------------------------------------------------------------------
  4.62/(17)/         Registration Rights Agreement, dated as of November 17, 2001, by and between
                     Constellation 3D, Inc. and TIC Target Invest Consulting, LLC.
---------------------------------------------------------------------------------------------------------
  4.63/(17)/         Amended Restructuring Agreement, dated as of November 15, 2001, by and between
                     Constellation 3D, Inc. and Sands Brothers Venture Capital, LLC.
---------------------------------------------------------------------------------------------------------
  4.64/(17)/         Securities Purchase Agreement, dated as of November 19, 2001, by and between
                     Constellation 3D, Inc. and Latham & Watkins
---------------------------------------------------------------------------------------------------------
  4.65/(17)/         Securities Purchase Agreement, dated as of November 19, 2001, by and between
                     Constellation 3D, Inc. and Blank Rome Comisky & McCauley LLP
---------------------------------------------------------------------------------------------------------
  4.66/(17)/         Security Agreement, dated November 16, 2001, by and between Constellation 3D
                     Technology Limited and TIC Target Invest Consulting LLC
---------------------------------------------------------------------------------------------------------
  4.67/(17)/         Amended and Restated Common Stock Adjustment Warrant, dated November 15, 2001, and issued by Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.68/(17)/         Termination of Amended and Restated Purchase Agreement, dated November 15, 2001, by and between Constellation 3D, Inc. and Gleneagles Fund Company II.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
     Exhibit                                               Description
---------------------------------------------------------------------------------------------------------
  4.69/(9)/          Constellation 3D, Inc. 1999 Stock Option Plan.
---------------------------------------------------------------------------------------------------------
  4.70/(9)/          Amendment to the 1999 Stock Option Plan of Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.71/(3)/          Stock Option Agreement, dated December 27, 1999, made by and between C3D Inc. and
                     Michael L. Goldberg, Esquire.
---------------------------------------------------------------------------------------------------------
  4.72/(8)/          Stock Option Agreement, dated August 22, 2000, made by and between Constellation
                     3D, Inc. and Vladimir Schwartz.
---------------------------------------------------------------------------------------------------------
  4.73/(8)/          Warrant Agreement, dated August 22, 2000, by and among Constellation 3D, Inc., TriD
                     Store IP, LLC, Reflekt Technology, Inc., and Vladimir Schwartz.
---------------------------------------------------------------------------------------------------------
  4.74/(3)/          Placement Agency Agreement, dated December 1, 1999, by and between Sands Brothers &
                     Co., Ltd. and C3D Inc.
---------------------------------------------------------------------------------------------------------
  4.75/(3)/          Amendment No. 1 to Placement Agency Agreement, dated December 22, 1999 by and between Sands Brothers & Co., Ltd. and C3D Inc.
---------------------------------------------------------------------------------------------------------
  4.76/(6)/          Amendment No. 2 to Placement Agency Agreement, dated March 7, 2000, by and between
                     Sands Brothers & Co., Ltd. and C3D Inc.
---------------------------------------------------------------------------------------------------------
  4.77/(6)/          Amendment No. 3 to Placement Agency Agreement, dated March 23, 2000, by and between
                     Sands Brothers & Co., Ltd. and C3D Inc.
---------------------------------------------------------------------------------------------------------
  4.78/(4)/          Amendment No. 4 to Placement Agency Agreement, dated May 16, 2000, by and between
                     Sands Brothers & Co., Ltd. and Constellation 3D, Inc.; Amendment No. 2 to Warrant
                     Agreement dated May 16, 2000, between Constellation 3D, Inc. and Sands Brothers &
                     Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.79/(4)/          Amendment No. 5 to Placement Agency Agreement, dated May 31, 2000, by and between
                     Sands Brothers & Co., Ltd. and Constellation 3D, Inc.; Amendment No. 3 to Warrant
                     Agreement, dated May 31, 2000, between Constellation 3D, Inc. and Sands Brothers &
                     Co., Ltd.; Amendment No. 1 to Warrant Certificate No. SB-2, dated May 31, 2000, between Constellation 3D, Inc. and Sands Brothers & Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.80/(4)/          Amendment No. 6 to Placement Agency Agreement, dated September28, 2000, by and between Sands Brothers & Co., Ltd. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.81/(4)/          Amendment No. 7 to Placement Agency Agreement, dated August 3, 2000, by and between
                     Sands Brothers & Co., Ltd. and Constellation 3D, Inc., Amendment No. 4 to Warrant
                     Agreement, dated August 3, 2000, by and between Sands Brothers & Co., Ltd. and
                     Constellation 3D, Inc., Amendment No. 2 to Warrant Certificate No. SB-2, dated
                     August 3, 2000, between Constellation 3D, Inc. and Sands Brothers & Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.82/(3)/          Warrant Agreement, dated December 1, 1999, by and between Sands Brothers & Co.,
                     Ltd. and C3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.83/(6)/          Amendment No. 1 to Warrant Agreement, dated March 23, 2000, by and between Sands
                     Brothers & Co., Ltd. and C3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.84/(6)/          Warrant Certificate, No. SB-1, dated as of March 24, 2000, issued to Sands Brothers
                     & Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.85/(6)/          Warrant Certificate, No. SB-2, dated as of March 24, 2000, issued to Sands Brothers
                     & Co., Ltd.
---------------------------------------------------------------------------------------------------------
  4.86/(8)/          Loan Agreement, dated August 23, 2000, by and among Constellation 3D Technology
                     Limited and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.86/(10)/         Amendment to Loan Agreement, dated March 11, 2001, by and among Constellation 3D
                     Technology Limited and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.87/(8)/          Convertible Note, dated August 28, 2000, by and between Constellation 3D Technology
                     Ltd. and Constellation 3D, Inc.
---------------------------------------------------------------------------------------------------------
  4.88/(14)/         Amended and Restated Common Stock Purchase Agreement by and between Constellation
                     3D, Inc. and The Gleneagles Fund Company II, dated as of August 16, 2001.
---------------------------------------------------------------------------------------------------------
  4.89/(14)/         Amended and Restated Registration Rights Agreement by and between Constellation 3D,
                     Inc. and The Gleneagles Fund Company II, dated as of August 16, 2001.
---------------------------------------------------------------------------------------------------------
  4.90/(16)/         Letter Agreement between Constellation 3D, Inc., a Delaware corporation and
                     Epicenter Venture Finance Ltd. amending Purchase Price Adjustments in Sec. 7.1 of
                     Common Stock Investment Agreement of August 23, 2000.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
     Exhibit                                               Description
---------------------------------------------------------------------------------------------------------
  4.91/(16)/         Letter Agreement between Constellation 3D, Inc., a Delaware corporation and
                     Winnburn Advisory amending Purchase Price Adjustments in Sec. 7.1 of Common Stock
                     Investment Agreement of August 23, 2000.
---------------------------------------------------------------------------------------------------------
  4.92/(16)/         Settlement Agreement and Release by and between Constellation 3D, Inc.,
                     Constellation 3D Technology Ltd., Roderic Alexander Hamilton and Challis
                     International Ltd.
---------------------------------------------------------------------------------------------------------
  5.1*               Opinion of Baker & McKenzie
---------------------------------------------------------------------------------------------------------
  10.1/(1)/          Rental Contract, Unprotected According to the Tenants' Protection Law (Various
                     Instructions) of 1968 as Drafted into the Tenants' Protection Law (Consolidated
                     Version) of 1972, made and signed in Tel Aviv on March 25, 1997.
---------------------------------------------------------------------------------------------------------
  10.2/(2)/          Rental Contract, Unprotected According to the Tenants' Protection Law (Various
                     Instructions) of 1968 as Drafted into the Tenants' Protection Law (Consolidated
                     Version) of 1972, made and signed in Tel Aviv on February 8, 1998.
---------------------------------------------------------------------------------------------------------
  10.3/(1)/          Agreement N. 356/181298 on the rent of office premises, dated December 18, 1998 between MACHMIR Co., Ltd. as "Lessor" and ZAO "TriD Store Vostok" as "Renter."
---------------------------------------------------------------------------------------------------------
  10.5/(1)/          The Rent Agreement, No. 5/8, dated July 5, 1999, between MSU Science Park as
                     "Lessor" and ZAO "TriD Store Vostok" as "Tenant."
---------------------------------------------------------------------------------------------------------
  10.6/(1)/          Attachment No. 1 to The Rent Agreement, No. 5/8, dated July 5, 1999, between MSU
                     Science Park as "Lessor" and ZAO "TriD Store Vostok" as "Tenant."
---------------------------------------------------------------------------------------------------------
  10.8/(3)/          Agreement N. 356A/291299 on the rent of the office premises, dated December 29,
                     1999 between MACHMIR Co., Ltd. as "Lessor" and ZAO "TriD Store Vostok" as "Renter."
---------------------------------------------------------------------------------------------------------
  10.9/(3)/          The Rent Agreement of office premises No. 5/2, dated January 5, 2000, between MSU
                     Science Park as "Lessor" and ZAO "TriD Store Vostok" as "Renter."
---------------------------------------------------------------------------------------------------------
  10.10/(8)/         Agreement of Unprotected Tenancy According to Law for Tenant Protection
                     (Miscellaneous Instructions) 5728-1968 as Integrated into Law for Tenant Protection
                     (Consolidated Version) 5732-1972 as Drawn and Signed in Holon on the 30/th/ of
                     August 2000, between Sadav (1988) Building and Investment Ltd. and C3D Israel Ltd.
---------------------------------------------------------------------------------------------------------
  10.11/(1)/         Employment Agreement dated July 15, 1998, by and between Memory Devices (M.D.)
                     (1996) Ltd. and Ronen Yaffe.
---------------------------------------------------------------------------------------------------------
  10.12/(10)/        Lease of Corporate Apartment by and between Constellation 3D, Inc. as tenant and
                     Related Broadway L.L.C. as landlord dated October 29, 2000.
---------------------------------------------------------------------------------------------------------
  10.13/(10)/        Lease of Space by and between Constellation 3D, Inc. as tenant and Cummings
                     Property L.L.C. effective November 15, 2000.
---------------------------------------------------------------------------------------------------------
  10.14/(10)/        Employment Agreement by and between Constellation 3D, Inc. and Craig Weiner.
---------------------------------------------------------------------------------------------------------
  10.15/(10)/        Employment Agreement by and between Constellation 3D, Inc. and Raymond Peter
                     Tellini.
---------------------------------------------------------------------------------------------------------
  10.16/(11)/        Employment Agreement by and between Constellation 3D, Inc. and Steve Haddad.
---------------------------------------------------------------------------------------------------------
  10.17/(11)/        Lease of Corporate Office by and between Constellation 3D, Inc. as tenant and
                     Madison Third Building as landlord April 2, 2001.
---------------------------------------------------------------------------------------------------------
  10.18/(11)/        Sub Contractor and Development Agreement by and between Constellation 3D, Inc. and
                     Collin Smith International Inc.
---------------------------------------------------------------------------------------------------------
  10.19/(13)/        Consulting Agreement between Constellation 3D, Inc. and Focus Partners LLC, dated
                     June 1, 2001.
---------------------------------------------------------------------------------------------------------
  23.1               Consent of BDO Seidman, LLP.
---------------------------------------------------------------------------------------------------------
  23.2               Consent of BDO International.
---------------------------------------------------------------------------------------------------------
  23.3*              Consent of Baker & McKenzie (included in Exhibit 5.1).
---------------------------------------------------------------------------------------------------------
  24.1               Power of Attorney of certain signatories (included on the signature page).
---------------------------------------------------------------------------------------------------------
  (1)                Incorporated by reference to exhibits filed with Registration Statement on Form 10 filed November 12, 1999.
---------------------------------------------------------------------------------------------------------
  (2)                Incorporated by reference to exhibits filed with Registration Statement on Form
                     10/A No. 1 filed December 27, 1999.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
    Exhibit                                         Description
---------------------------------------------------------------------------------------------------------
 (3)                 Incorporated by reference to exhibits filed with Registration Statement on Form
                     10/A No. 2 filed January 14, 2000.
---------------------------------------------------------------------------------------------------------
 (4)                 Incorporated by reference to exhibits filed with Form 10-Q filed August 14, 2000.
---------------------------------------------------------------------------------------------------------
 (5)                 Incorporated by reference to exhibits filed with Form 8-K filed August 25, 2000.
---------------------------------------------------------------------------------------------------------
 (6)                 Incorporated by reference to exhibits filed with Form 10-K/A filed March 31, 2000.
---------------------------------------------------------------------------------------------------------
 (7)                 Incorporated by reference to exhibits filed with Form 8-K filed October 6, 2000.
---------------------------------------------------------------------------------------------------------
 (8)                 Incorporated by reference to exhibits filed with Form S-1 filed October 20, 2000.
---------------------------------------------------------------------------------------------------------
 (9)                 Incorporated by reference to Appendices filed with the Definitive Proxy Statement filed January 16, 2001.
---------------------------------------------------------------------------------------------------------
 (10)                Incorporated by reference to exhibits filed with Form 10-K filed April 2, 2001.
---------------------------------------------------------------------------------------------------------
 (11)                Incorporated by reference to exhibits filed with Form 10-Q filed May 15, 2001.
---------------------------------------------------------------------------------------------------------
 (12)                Incorporated by reference to exhibits filed with Form S-3 filed June 29, 2001.
---------------------------------------------------------------------------------------------------------
 (13)                Incorporated by reference to exhibits filed with Form 10-Q filed August 14, 2001.
---------------------------------------------------------------------------------------------------------
 (14)                Incorporated by reference to exhibits filed with Form 8-K filed August 24, 2001.
---------------------------------------------------------------------------------------------------------
 (15)                Incorporated by reference to exhibits filed with Form S-8 filed October 9, 2001.
---------------------------------------------------------------------------------------------------------
 (16)                Incorporated by reference to exhibits filed with Form 8-K filed October 25, 2001.
---------------------------------------------------------------------------------------------------------
 (17)                Incorporated by reference to exhibits filed with Form 8-K filed November 30, 2001.
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

* To be filed by amendment
---------------------------


Item 17.  Undertakings

       (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (a)(1) and (a)(2) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  Signatures

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 12/th/ day of December, 2001.


                              CONSTELLATION 3D, INC.


                              By: /s/ Eugene Levich
                                  --------------------------------------------
                                    Name:   Eugene Levich
                                    Title:  President, Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Eugene Levich, Michael Goldberg, and Craig Weiner, and each of them, his or her lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his, her or their substitute or substitutes, may lawfully do or cause to be done of by virtue hereof.

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Eugene Levich                                                   Date: December 12,  2001
   -------------------------------------------------------
    Name:   Eugene Levich
    Title:  President, Chief Executive Officer, and
            Chairman of the Board of Directors

By: /s/ Leonardo Berezowsky                                             Date: December 12, 2001
   -------------------------------------------------------
    Name:   Leonardo Berezowsky
    Title:  Senior Vice President of Finance,
            Chief Financial Officer (principal financial
            and accounting officer), and Director

By: /s/ Michael Goldberg                                                Date: December 12, 2001
   -------------------------------------------------------
    Name:   Michael Goldberg
            Director

By: /s/ Lev Zaidenberg                                                  Date: December 12, 2001
   -------------------------------------------------------
    Name:   Lev Zaidenberg
    Title:  Director

By: /s/ Val Mandel                                                      Date: December 12, 2001
   -------------------------------------------------------
    Name:   Val Mandel
    Title:  Director

By: /s/ Stuart Garawitz                                                 Date: December 12, 2001
   -------------------------------------------------------
    Name:   Stuart Garawitz
    Title:  Director

By: /s/ Joseph Shefet                                                   Date: December 12, 2001
   -------------------------------------------------------
    Name:   Joseph Shefet
    Title:  Director

                                 EXHIBIT INDEX

   Exhibit
   Number                           Description
------------  -----------------------------------------------------
   23.1       Consent of BDO Seidman, LLP.
   23.2       Consent of BDO International.

____________________________